Kayne Anderson Energy Development Company Declares Initial Dividend of 22 Cents per Share

LOS ANGELES, CA -- 12/18/2006 -- Kayne Anderson Energy Development Company (NYSE: KED) (the "Company") declared its initial dividend of $0.22 per share for the period from September 21, 2006 to November 30, 2006. Based on 71 days of operations, this equates to a quarterly dividend per share rate of $0.28 per share. This equates to a dividend yield of 4.5% on the initial offering price of $25.00 per share and a dividend yield of 5.0% on the closing price on December 14, 2006 of $22.44.

As of November 30, 2006, the Company had invested 44% of its net assets. As of that date the Company had invested approximately $63 million in MLPs and MLP affiliates, $43 million in fixed income securities and $135 million in repurchase agreements earning an average yield of 6.4%, 11.4% and 5.2%, respectively. As the Company continues to invest the remaining proceeds of its initial public offering, it is expected that the average portfolio yield will increase. The Company estimates that its base management fee will be approximately $0.76 million and its quarterly operating expenses will range between $0.45 and $0.50 million per quarter. These expense estimates are based on the Company's assets as of November 30, 2006.

It is anticipated that none of this dividend will be treated as a return of capital. The final determination of the character of the dividend will be made in early 2007. The dividend will be payable on January 12, 2007 to shareholders of record on December 29, 2006, with an ex-dividend date of December 27, 2006.

The Company is a non-diversified, closed-end investment company that elected to be treated as a business development company under the Investment Company Act of 1940. The Company's investment objective is to generate both current income and capital appreciation primarily through equity and debt investments. The Company will seek to achieve this objective by investing at least 80% of its net assets together with the proceeds of any borrowings (its "total assets") in securities of companies that derive the majority of their revenue from activities in the energy industry, including: (a) Midstream Energy Companies, which are businesses that operate assets used to gather, transport, process, treat, terminal and store natural gas, natural gas liquids, propane, crude oil or refined petroleum products; (b) Upstream Energy Companies, which are businesses engaged in the exploration, extraction and production of natural resources, including natural gas, natural gas liquids and crude oil, from onshore and offshore geological reservoirs; and (c) Other Energy Companies, which are businesses engaged in owning, leasing, managing, producing, processing and sale of coal and coal reserves; the marine transportation of crude oil, refined petroleum products, liquefied natural gas, as well as other energy-related natural resources using tank vessels and bulk carriers; and refining, marketing and distributing refined energy products, such as motor gasoline and propane to retail customers and industrial end-users.

This press release does not constitute an offer to sell or a solicitation to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer or solicitation or sale would be unlawful prior to registration or qualification under the laws of such state or jurisdiction. A registration statement relating to these securities was filed with and has been declared effective by the Securities and Exchange Commission.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS: This press release contains statements, estimates or projections that may constitute "forward-looking statements" as defined under the U.S. federal securities laws. Generally, the words "believe," "expect, "intend," "estimate," "anticipate," "project," "will" and similar expressions identify forward-looking statements, which generally are not historical in nature. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ from the company's historical experience and its present expectations or projections. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. The Company undertakes no obligation to publicly update or revise any forward-looking statements. There is no assurance that the Company's investment objectives will be attained.

Contacts:

KA Fund Advisors, LLC
David Shladovsky
1800 Avenue of the Stars, 2nd Floor
Los Angeles, CA 90067
(800) 231-7414

or

Kayne Anderson Energy Development Company
www.kaynebdc.com
(888) 533-1232

December 18, 2006